Exhibit 5.1

September 20, 2019

Omega Healthcare Investors, Inc.

303 International Circle

Suite 200

Hunt Valley, Maryland 21030

Re:	Omega Healthcare Investors, Inc.

Registration Statement on Form S-3 (File No. 333-228321)

Ladies and Gentlemen:

We have served as Maryland counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration and issuance by the Company of up to $500,000,000 aggregate principal amount of its 3.625% Senior Notes due 2029 (the “Notes”), as guaranteed by OHI Healthcare Properties Limited Partnership, a Delaware limited partnership and a subsidiary of the Company (the “Guarantor”), covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Notes are to be issued in an underwritten public offering (the “Offering”) pursuant to the Prospectus Supplement (as defined herein). We understand that Bryan Cave Leighton Paisner LLP is providing you with an opinion regarding the Company, the Guarantor, and certain tax matters.

I. Documents Reviewed and Matters Considered

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

(i) the Registration Statement, and the related form of prospectus included therein, in the form in which it was transmitted to the Commission under the 1933 Act;

(ii) the Prospectus Supplement, dated as of September 17, 2019 (the “Prospectus Supplement”);

Omega Healthcare Investors, Inc.

September 20, 2019

(iii) the charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

(iv) the Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(v) a Certificate of Status of the SDAT to the effect that the Company is in good standing, dated September 13, 2019;

(vi) the Underwriting Agreement dated as of September 17, 2019 (the “Underwriting Agreement”), entered into by and among the Company, BofA Securities, Inc., Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC, each individually and in their capacity as representatives of the several Underwriters named on Schedule 1 attached thereto, and Guarantor;

(vii) the Indenture, dated as of the date hereof (the “Indenture”), by and among the Company, the Guarantor, and U.S. Bank National Association, as trustee;

(viii) resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors relating to, among other matters, the sale and issuance of the Notes (the “Resolutions”), certified as of the date hereof by an officer of the Company;

(ix) a certificate executed by an officer of the Company, dated as of the date hereof; and

(x) such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

II. Assumptions

In expressing the opinions set forth below, we have assumed the following:

(a) Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b) Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Omega Healthcare Investors, Inc.

September 20, 2019

(c) Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

(d) All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

(e) All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

III. Opinions

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution, delivery and performance of the Company’s obligations under the Notes and the issuance of the Notes have been duly authorized by the Company.

IV. Qualifications and Limitations

(A) The foregoing opinions are limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Omega Healthcare Investors, Inc.

September 20, 2019

(B) The opinions expressed herein are limited to the matters specifically set forth herein and no other opinions shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

(C) This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ SHAPIRO SHER GUINOT & SANDLER, P.A

SHAPIRO SHER GUINOT & SANDLER, P.A.